EXHIBIT 99.1

Colony continues leadership transition

Colony Bankcorp, Inc. announces the election of Al D. Ross as Chief Executive Officer to replace retiring James D. Minix. The December 20th board action will be effective January 15, 2006.

Mr. Ross joined the wholly owned subsidiary Colony Bank Southeast in 1998. He has served as CEO of Colony Bank Southeast, Chairman of Georgia First Mortgage Company, Chief Credit Officer of Colony Bankcorp and was elected President and Chief Operating Officer of Colony Bankcorp in December 2004.

Since assuming corporate responsibilities, Mr. Ross has aggressively pursued an agenda of improving credit quality through a central credit committee, enhanced loan review, and establishment of a credit department. He has also created and filled the position of Chief Risk Management Officer to oversee audit, consumer compliance and Sarbanes-Oxley compliance along with a human resources department.

Providing for management succession is one of the most important roles of the Board of Directors, and the directors, working with Mr. Minix, have planned and been involved in this transition for the last two years. “Dan and Al share a common vision for the future of Colony and have worked closely in preparing the company to reach the next total asset threshold of $2 billion,” stated Chairman Morris Downing.

“Mr. Ross is committed to continuing the expansion strategy which established Colony as a premier bank holding company ranked 11th in size of Georgia based bank holding companies. His administrative and communication skills will serve him well in maintaining an appropriate structure to deliver attractive shareholder returns in the coming years,” said Dan Minx.

The retirement of Mr. Minix caps a forty-five year banking career. During his tenure as CEO of Colony, total assets increased from $247 million in June of 1994 to $1.104 billion on November 30, 2005. For the last six years the Atlanta Journal-Constitution has included Colony in the 100 Best Performing Publicly Traded Companies in Georgia with Colony continually moving up in the ranking each year.

Chairman Downing said Minix would continue to serve on the Board of Directors of Colony Bankcorp and that he and the entire Board wished Dan many quality years of well deserved retirement.